EXHIBIT 99.1

Turner Enters into Acquisition Agreement for Operating Bitumen Tanker Assets

The Company prepares to take advantage of proposed bipartisan $1 Trillion U.S. Federal infrastructure modernization plan

HOUSTON /March 14, 2017/ -- Turner Valley Oil and Gas, Inc. (the "Company") (“Turner”) (OTC:TVOG), pending name change to Turner Venture Group, Inc., is pleased to announce that it has reached an agreement (“Acquisition Agreement”) to acquire the operating, profitable assets of an international bitumen tanker shipping company (“Shipping Company”) focused on the commercial transportation of bitumen/asphalt products worldwide used in paving roads and highways.

Acquisition Highlights:

•	The assets being acquired from the Shipping Company are specializing in petroleum products and dry bulk commodities distribution which has experienced a recent downcycle creating industry distress and special situation opportunities.

•	Commodity prices are expected rise again in the coming years and the Company expects strong upside potential from growing global infrastructure demand for bitumen/asphalt products.

•	Turner is working with a full service investment bank which will be disclosed in a subsequent filing to acquire the assets and control of a highly specialized fleet of 5 (five) bitumen oil tankers with an average fleet age of 8 years and an approximate fleet value of $28,000,000 (Twenty Eight Million).

•	The assets being acquired are being audited by Turner where initial numbers from annual operating revenues for 2016 are estimated at $14,000,000 (Fourteen Million), with an estimated 2016 EBITDA of $1,100,000 (One Million, One Hundred Thousand).

Transaction

Under the terms of the Acquisition Agreement, Turner will acquire the assets included herein of the existing Shipping Company in an all equity transaction involving the issuance of Preferred Shares of the Company, thus limiting dilution.

Turner and the investment bank believe that these assets can be operated more efficiently than the previous company was able to accomplish, and acquiring their assets at at attractive valuations will provide a competitive advantage. Turner is in discussions with prospective executives and board members with experience in international shipping to join Turner’s management team to run this new Turner subsidiary.

Upon completion of the Acquisition, the new shipping company will be a wholly owned subsidiary of Turner. A bitumen tanker company website with complete details and information about the new venture will be revealed soon.

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Management Comments

Steve Helm, CEO of Turner Venture Group, Inc. stated, “World asphalt supply and demand is expected to grow exponentially by 2020. With the White House’s recent proposal of $1 Trillion infrastructure investment in the United States, we are excited for the opportunity to capitalize on the dynamics of the shipping industry and build value for Turner shareholders during a time where asphalt trade is expected to rise both regionally and globally.”

Mr. Helm continued, “The current U.S. administration has pledged to build new roads, highways and bridges across the country. Recent Energy Administration data shows that the U.S. will require 63% more asphalt than its consumes now just to pave roads at the rate it was at 10 years ago. As a result of this initiative, asphalt demand is expected to increase well beyond that level in the the next 2-4 years, which makes the steady supply of bitumen so crucial to making the improving of America’s roads a success.”

Growth Plan

To further take advantage of this, the new shipping company, with backing from the investment bank, is actively pursuing the acquisition of more bitumen tanker supply vessels. The Company believes there is a solid plan and method of procuring more tankers that allow Turner to obtain the new transportation vessels at discounted valuations directly from other commercial banks.

Completion of the Acquisition is subject to a number of conditions including completion by the Company of the audits and SEC filings. The asset details, the investment bank and other important updates will be announced to shareholders as they are permissible via the Company’s website, SEC & OTC Filings and Press Announcements. Prospective investors and shareholders can subscribe to corporate newsletter and download one corporate one pager by visiting the Company’s investor page: http://turnerventuregroup.com/signup/

About Turner Valley Oil and Gas, Inc.

Turner Valley Oil and Gas, Inc. (pending name change to Turner Venture Group, Inc.) (OTC:TVOG) is a business holding company, with a historical focus on energy related holdings. The Company's acquisition model is focused on finding and evaluating profitable small to mid-sized businesses as acquisition candidates where cash flow can be improved through its buy, build & bolt-on model within the real assets, energy, infrastructure, hemp, enterprise technology, food and beverage, and manufacturing segments.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Website: http://turnerventuregroup.com/
OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile
Full Disclaimer here: http://turnerventuregroup.com/disclaimer/

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